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                                                                    EXHIBIT 99.1



NEWS RELEASE                                         Community Bancshares, Inc.
                                                     P. O. Box 1000
                                                     Blountsvile, Alabama  35032

FOR IMMEDIATE RELEASE

Contact:  Michael A. Bean (205) 429-1005

                 COMMUNITY BANCSHARES ANNOUNCES 1998 NET INCOME



         Blountsville, Alabama, March 3, 1999. Community Bancshares, Inc. today reported net earnings of $3,579,000 for the year ended December 31, 1998, a two percent increase over the $3,512,000 for the previous year. Basic net income per share was $.90 for 1998 as compared to $.92 for the previous year and 1998 diluted net income per share was $.88 as compared to $.92 for 1997. Per share amounts were affected by the issuance of 500,000 shares of Common Stock in a public offering in the fourth quarter of 1998. Return on average assets was .67% and return on average equity was 9.59% for 1998.

         Community Bancshares paid a dividend of $.60 per share to shareholders of record as of January 8, 1999 on January 9, 1999, an increase of 20% over the 1998 dividend.

         Kennon R. Patterson, Sr., Chairman and Chief Executive Officer, said, "The company underwent significant expansion during 1998. I am particularly pleased that we were able to invest in the future of the company and still provide a good return to our shareholders. These results reflect the superb efforts of our employees committed to meeting the needs of our customers."

         Community Bancshares is a bank holding company headquartered in Blountsville, Alabama. At December 31, 1998 the company reported assets of $603 million. Community Bancshares, through its subsidiaries, operates 29 banking offices and 12 finance company offices in Alabama and Tennessee and provides a full line of financial services.



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                           COMMUNITY BANCSHARES, INC.
                          UNAUDITED FINANCIAL DATA FOR
                        YEARS ENDED 12/31/98 AND 12/31/97
                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                           NET $           NET %
                                                                          CHANGE           CHANGE
                                                                         INCREASE         INCREASE
                                            1998           1997         (DECREASE)       (DECREASE)
                                          --------       --------       ----------       ----------
Interest income ....................      $ 44,365       $ 37,791       $   6,574          17.40%
Interest expense ...................        22,693         19,541           3,152          16.13%
Net interest income ................        21,672         18,250           3,422          18.75%
Provision for loan losses ..........           885            773             112          14.49%
Non-interest income ................         8,102          4,891           3,211          65.65%
Non-interest expense ...............        23,784         17,423           6,361          36.51%

NET INCOME .........................         3,579          3,512              67           1.91%

Per share data:
Net income-basic ...................          0.90           0.92           (0.02)         (2.17%)
Net income assuming dilution .......          0.88           0.92           (0.04)         (4.35%)
Cash dividends .....................          0.50           0.38            0.12          31.58%
Shareholders' equity (book value) at
     period end ....................         10.16           8.85            1.31          14.80%

BALANCE SHEET:
Loans ..............................       433,853        326,134         107,719          33.03%
Deposits ...........................       538,586        440,889          97,697          22.16%
Long-term debt .....................         7,569          7,398             171           2.31%
Average equity .....................        37,318         33,428           3,890          11.64%
Average assets .....................       538,470        473,381          65,089          13.75%
Total assets .......................       603,244        491,839         111,405          22.65%

RATIOS:
Return on average assets ...........         0.67%          0.74%
Return on average equity ...........         9.59%         10.51%
Dividend payout ratio ..............        55.80%         40.50%
Average equity to average assets ...         6.93%          7.06%
Total risk-based capital ...........        11.03%         11.86%
Leverage ratio .....................         7.79%          6.94%